UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2020

Akcea Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38137	47-2608175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Boston Wharf Road 9th Floor Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 207-0202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	AKCA	NASDAQ

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 11, 2020, Akcea Therapeutics, Inc. (the “Company”) announced the appointment of Joshua Patterson to General Counsel of the Company.

Mr. Patterson, age 44, joined the Company in March 2018 as Vice President, Legal and Corporate Secretary, responsible for Akcea’s legal matters, including strategic transactions and providing legal advice and counsel to Akcea’s management team and board of directors. Mr. Patterson has more than 19 years of experience serving as in-house counsel in the biopharmaceutical industry. Prior to joining Akcea, Mr. Patterson was a member of Ionis Pharmaceuticals, Inc.’s legal team from December 2006 to March 2018, serving in various roles with increasing responsibility including most recently as Deputy General Counsel responsible for transactions, strategic licensing, and supporting Ionis’ robust medicine pipeline. Mr. Patterson began his legal career as in-house counsel at Amylin Pharmaceuticals, Inc., where he was responsible for general corporate transactions, clinical trials and privacy matters. Mr. Patterson received his BA in History from Carthage College and his JD from the Syracuse University College of Law.

In connection with Mr. Patterson’s appointment to General Counsel of the Company, the Company entered into a written offer letter dated March 5, 2020 (the “Offer Letter”) with Mr. Patterson. Pursuant to the Offer Letter, Mr. Patterson is entitled to receive:

•	An annual base salary of $335,000; and

•	A restricted stock unit award for 12,500 shares of the Company’s common stock, vesting over a two-year period, under the Company’s 2015 Equity Incentive Plan.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the copy of such document filed as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, Mr. Patterson is eligible to receive an annual performance bonus, with a target bonus amount equal to 30% of his base salary under the Company’s Management by Objectives program, and is eligible to participate in the Company’s employee benefit plans, subject to the terms of those plans.

On December 13, 2018, the Company and Mr. Patterson entered into a severance benefit agreement (the “Severance Benefit Agreement”). Under the terms of the Severance Benefit Agreement, Mr. Patterson will be eligible to receive medical benefit continuation, and a lump sum severance payment equal to (i) 9 months of his then-current base salary if his employment is terminated without cause or by him for good reason, or (ii) if, as a result of a change in control (as defined in the Severance Benefit Agreement) of the Company, his employment is terminated without cause or by him for good reason, 12 months of his then-current base salary plus an amount equal to his target annual cash performance bonus for the year of termination multiplied by a fraction set forth in the Severance Benefit Agreement. In addition, if, in connection with a change in control, an equity award granted to Mr. Patterson is assumed or continued by the acquirer entity but his employment is terminated without cause or by him for good reason, or an equity award granted to Mr. Patterson is not assumed or continued by the acquirer entity (or substituted for a similar award of the acquirer entity), then any unvested portion of the equity award will become vested effective immediately prior to the consummation of such change in control.

The Severance Benefit Agreement will remain in effect as long as Mr. Patterson continues to be employed by the Company. As a condition to receiving payments under the Severance Benefit Agreement, Mr. Patterson is required to return all of the Company’s property and sign an agreement releasing the Company from liability. The foregoing description of the Severance Benefit Agreement does not purport to be complete and is qualified in its entirety by the full text of such document, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Mr. Patterson will also be eligible to enter into the Company’s standard form of indemnification agreement.

There are no family relationships between Mr. Patterson and any director or executive officer of the Company, and Mr. Patterson is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing descriptions of the 2015 Equity Incentive Plan and form of indemnification agreement do not purport to be complete and are qualified in their entirety by the full text of the 2015 Equity Incentive Plan and form of indemnification agreement, copies of which are filed as Exhibits 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K filed September 5, 2017, both of which are incorporated by into this Item 5.02 by reference herein.

A copy of the Company’s press release regarding Mr. Patterson’s appointment to General Counsel of the Company is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Offer Letter

10.2	Severance Benefit Agreement

99.1	Press Release dated March 11, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AKCEA THERAPEUTICS, INC.

Date: March 11, 2020	By:	/s/ Damien McDevitt
Damien McDevitt
Interim Chief Executive Officer